As filed with the Securities and Exchange Commission on August 3, 2017

Registration No. 333-186729

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

(Exact name of registrant as specified in its charter)

Switzerland	98-0681223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gubelstrasse 24

Park Tower, 15th floor

6300 Zug, Switzerland

+41-41-768-1080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan

(Full title of the plan)

CT Corporation System

111 Eight Avenue, 13th Floor

New York, New York 10011

(212) 894-8940

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

COPIES TO

Wesley D. Dupont, Esq.	Steven A. Seidman, Esq.
Executive Vice President and General Counsel	Sean M. Ewen, Esq.
Allied World Assurance Company Holdings, AG	Willkie Farr & Gallagher LLP
Park Tower, 15th floor	787 7th Avenue
Gubelstrasse 24, 6300 Zug, Switzerland	New York, New York 10019
+41-41-768-1080	1 (212) 728 8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Allied World Assurance Company Holdings, AG (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8, which was originally filed on February 19, 2013 (file no. 333-186729) (the “Registration Statement”) to deregister any and all securities that remain unsold under the Registration Statement.

Pursuant to an Agreement and Plan of Merger, dated as of December 18, 2016 (the “Merger Agreement”), a wholly-owned subsidiary of Fairfax Financial Holdings Limited (“Fairfax”) completed an exchange offer to acquire all of the outstanding common shares, par value CHF 4.10 per share, of the Registrant (the “Common Shares”) on July 6, 2017.  As publicly reported, pursuant to the exchange offer, Fairfax acquired approximately 94.6% of the outstanding Common Shares.  Upon completion of the exchange offer, all of the outstanding restricted shares, RSUs and other equity awards of the Registrant previously registered on Form S-8 became fully vested and were paid out in accordance with the Merger Agreement.  On July 27, 2017, following the filing of a Form 25, the Common Shares were delisted from the New York Stock Exchange and are no longer publicly traded.

Accordingly, pursuant to an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all of the Common Shares that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 3, 2017.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:	/s/ Wesley D. Dupont
Name:	Wesley D. Dupont
Title:	Executive Vice President & General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ *	Chief Executive Officer, President and Director	August 3, 2017
Scott A. Carmilani	(Principal Executive Officer)

/s/ Kent W. Ziegler	Senior Vice President, Finance and Chief Accounting Officer	August 3, 2017
Kent W. Ziegler	(Principal Financial and Accounting Officer)

/s/ *	Director	August 3, 2017
Barbara T. Alexander

/s/ *	Director	August 3, 2017
Bart Friedman

	Director	August 3, 2017
Patricia L. Guinn

	Director	August 3, 2017
Fiona E. Luck

/s/ *	Director	August 3, 2017
Patrick de Saint-Aignan

/s/ Eric S. Schwartz	Director	August 3, 2017
Eric S. Schwartz

/s/ *	Director	August 3, 2017
Samuel J. Weinhoff

Signature		Title	Date

/s/ *		Authorized Representative in the United States	August 3, 2017
Name: Puglisi & Associates

*By:	/s/ Wesley D. Dupont		August 3, 2017
Wesley D. Dupont, Attorney-in-Fact